Exhibit 99.1

SEER’S MV TECHNOLOGIES RECEIVES NEW CONTRACTS FOR $1.5MM AND INCREASES ANNUAL MEDIA SUPPLY CONTRACTS

BROOMFIELD, CO – November 2, 2023 - Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR, a provider of environmental, renewable fuels and industrial waste stream management services, recently had its wholly-owned operating company, MV Technologies, receive several new contracts to design and supply its H2S removal systems.

Two systems have been ordered by a large Northeastern natural gas and utilities company. The two purchase orders total approximately $1.2MM for the design and supply of the equipment for its proprietary SulfAx™ H2S removal systems as part of renewable natural gas (“RNG”) projects located at dairies in New York State. The stated goals of the utility company’s projects are to reduce waste and long-term greenhouse gas emissions, while also increasing the use of renewable energy.

It is estimated the new systems will collectively use approximately $500,000 of MV’s Axtrap™ media on an annual basis. This will add significantly to the existing baseline of over $1MM in media sales.

MV also recently received a purchase order for an H2SPlus™ for a large Canadian-based food processor. The amount of this third purchase order was approximately $300,000. This is the second H2SPlus™ system that MV has supplied to this multi-national company. This project will utilize iron sponge as the method to remove H2S.

As with all MV’s customers, MV engineers analyze the site-specific conditions and gas parameters to ensure the customer has the most efficient and cost-effective solution for their application. MV offers several different iron oxide-based medias in many different configurations and is not reliant on a single media solution or design to address the array of H2S management projects.

“These projects are part of our ongoing US marketing strategy to work with and establish long-term relationships with US natural gas and utility companies. Each project becomes a valuable addition to the more than 140 existing projects already in MV Technologies’ portfolio throughout North America,” said Tom Jones, President of MV. “Indeed, we expect to receive additional system orders from this customer as it seeks to increase its biogas production in the Northeast,” said Jones.

“As previously announced, MV has multiple systems currently installed and operating at some of the nation’s largest landfill operations as well as food, beverage and agricultural biogas facilities. These recent orders underscore the efficacy and success of SEER’s proprietary biogas treatment technology,” Jones concluded.

“We are pleased with MV’s recent sales and these new system placements for a large utility company benefit SEER as we continue to negotiate with international groups for its biogas conditioning systems to be placed at food processing facilities,” said John Combs, CEO of SEER. “These same groups are also interested in placing our Paragon technology and we are anticipating forming joint venture entities in multiple international territories this year to facilitate the rollout of our technologies in Europe and elsewhere,” said Combs.

“Our Saudi projects are progressing well despite recent events in the Middle East and we are forming a strategic relationship with a US partner to assist us in the pilot projects to be performed with our Saudi joint venture partner, ECO Tadweer (“ET”). As we previously announced, SEER has received a large environmental pilot project to treat trees, shrubs, turf and ground cover in three of the largest public parks in the Kingdom of Saudi Arabia: East En Nasseem, Al Aziziyah and Qurtubah. The initial pilot project will entail applying patented biochar, provided by Biochar Now, and SEER’s proprietary Pellechar™. The pilot is the last step to receiving substantial orders and launching ET’s Kingdom-wide official program as part of the long-term Middle East Green Initiative (see below) and other projects like Green Riyadh (https://www.rcrc.gov.sa/en/projects/green-riyadh-project). During this pilot project, both SEER and ET will be coordinating and working closely with Parsons Corporation (https://www.parsons.com/).

https://www.greeninitiatives.gov.sa/?gclid=CjwKCAjw1YCkBhAOEiwA5aN4Af3v34L5pmPPG2lv1pAj9F2B2CsbnOXbhde5-86
sPOt41t3IXjgLdxoCnakQAvD_BwE

“The scale of this project and undertaking is indeed challenging,” said Combs. “We have now assembled a highly qualified team and, together with our Saudi partners and our proven product solutions, we are confident we will achieve our objectives,” concluded Combs.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion-dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has two wholly owned operating subsidiaries: MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and PelleChar, LLC. For more information about the Company visit: www.seer-corp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.